Contact:          Susan B. Railey                          FOR IMMEDIATE RELEASE
                  (301) 468-3120
                  Sharon Bramell
                  (301 231-0351

                    AIM 85 REPORTS FIRST QUARTER NET EARNINGS
                              OF 10 CENTS PER UNIT
                     ---------------------------------------

     ROCKVILLE, MD, May 4, 2004--(AMEX/AII) -- American Insured Mortgage Investors-Series 85, L.P. (AIM 85), a liquidating partnership that holds investments in government insured multifamily mortgages, reported net earnings for the three months ended March 31, 2004 of approximately $1.3 million (10 cents per unit) compared to approximately $1.5 million (12 cents per unit) for the three months ended March 31, 2003. Net earnings decreased compared to the corresponding period in 2003 primarily due to a decrease in mortgage investment income partially offset by an increase in gains on mortgage dispositions.

     Mortgage investment income decreased for the three months ended March 31, 2004 compared to the corresponding period in 2003 primarily due to a reduction in the mortgage base. The mortgage base decreased approximately 44% since March 2003 as a result of 14 mortgage dispositions with an aggregate principal balance of approximately $27.7 million.

     Gains on mortgage dispositions increased for the three months ended March 31, 2004 compared to the corresponding period in 2003. During the three months ended March 31, 2004, AIM 85 recognized gains of approximately $632,000 from the assignment of one mortgage and the sale of two mortgages. This compares to gains recognized of approximately $453,000 from the prepayment of one mortgage and the assignment of two mortgages during the first three months of 2003.

     As of March 31, 2004, AIM 85 was invested in 12 insured mortgages and one debenture with an aggregate amortized cost of approximately $36.5 million, an aggregate face value of approximately $36.6 million and an aggregate fair value of approximately $36.8 million. As of May 1, 2004, all of the mortgages are current with respect to the payment of principal and interest.

     As of December  31,  2003,  AIM 85 held five  debentures  issued  under the
Section 221 program. In January 2004, these five debentures were redeemed by HUD. AIM 85 declared distributions in January and February 2004 aggregating 48.5 cents per unit related to the redemption of these debentures. These amounts were included with the first quarter distribution paid in May 2004.

     AIM 85 distributes net proceeds, if any, from mortgage dispositions and debenture redemptions to its investors, in addition to distributions of regular cash flow. As AIM 85 continues to liquidate its mortgage investments and investors receive distributions of return of capital and taxable gains, investors should expect a reduction in earnings and distributions due to the decreasing mortgage base. Upon the termination and liquidation of the Partnership, on or before December 31, 2009, distributions to investors will be made in accordance with the terms of the Partnership Agreement. A final distribution to investors will be based on the Partnership's remaining net assets, and such distribution to investors is likely to be substantially less than the amount referenced in limited partners' equity in the Partnership's GAAP financial statements.

                                 -table follows-

                AMERICAN INSURED MORTGAGE INVESTORS - SERIES 85, L.P.

                               STATEMENTS OF INCOME

                                    (Unaudited)

                                                            For the three months ended
                                                                    March 31,
                                                            --------------------------
                                                              2004              2003
                                                            --------           -------
Income:
  Mortgage investment income                                $ 804,511        $1,321,225
  Interest and other income                                    64,782            24,024
                                                           ----------        ----------
                                                              869,293         1,345,249
                                                           ----------        ----------
Expenses:
  Asset management fee to related parties                     106,629           163,451
  General and administrative                                   88,288           107,091
                                                           ----------        ----------
                                                              194,917           270,542
                                                           ----------        ----------

Net earnings before gains on mortgage dispositions            674,376         1,074,707

Gains on mortgage dispositions                                632,327           452,826
                                                           ----------        ----------
Net earnings                                               $1,306,703        $1,527,533
                                                           ==========        ==========
Net earnings allocated to:
  Limited partners - 96.1%                                 $1,255,742        $1,467,959
  General Partner -   3.9%                                     50,961            59,574
                                                           ----------        ----------
                                                           $1,306,703        $1,527,533
                                                           ==========        ==========
Net earnings per unit of limited
  partnership interest - basic                                 $ 0.10            $ 0.12
                                                           ==========        ==========

Limited partnership units outstanding - basic              12,079,514        12,079,514
                                                           ==========        ==========

Balance Sheet Data:                                         March 31,       December 31,
                                                              2004             2003
                                                         ------------      ------------
Investment in insured mortgages                          $ 35,012,537      $ 45,775,507
Investment in debentures                                    1,741,873        10,335,670
Total assets                                               62,491,071        69,048,427
